Exhibit 23.5

CONSENT OF JENNIFER JAKUBOWSKI

MERCER

Jennifer Jakubowski

155 North Wacker Drive, Suite 1500

Chicago, IL 60606

+ 1 312 917 9900

Jennifer.Jakubowski@mercer.com

www.mercer.com

March 19, 2012

The Board of Directors

HSBC Holdings plc

Dear Sirs,

I, Jennifer Jakubowski, hereby consent to be named as valuation actuary of the HSBC North America (US) Retirement Income Plan as described under the caption “Employee compensation and benefits” (note 7) in the consolidated financial statements of HSBC Holdings plc (the “Company”) contained in the Annual Report on Form 20-F of the Company for the year ended December 31, 2011 and incorporated by reference in the Registration Statement on Form F-3 of the Company to be filed on or about March 22, 2012.

Sincerely,

/s/ Jennifer Jakubowski
Jennifer Jakubowski, FSA, MAAA Enrolled Actuary No. 11-7236